Exhibit 4.29
SHARE SALE AND PURCHASE AGREEMENT
by and among
GigaMedia International Holdings Limited
as Seller
and
Champion Limited
as Buyer
and
GigaMedia Limited
as Guarantor
Dated as of August 28, 2008

i

ii

INDEX OF EXHIBITS

Exhibit
A	Broadband Service Contract
1.1	Definition
3.1(a)	Disclosure Schedules
3.1(b)	Representations and Warranties of Seller
4.1	Representations and Warranties of Buyer
5.1	Business Operation Prior to the Closing
5.9	Non-Competition
6.1	Conditions Precedent to the Closing
6.2(b)	Seller’s Closing Deliverables

i

SHARE SALE AND PURCHASE AGREEMENT
THIS SHARE SALE AND PURCHASE AGREEMENT is entered into on this 28th day of August, 2008 (this “Agreement”), by and among
(i) GigaMedia International Holdings Limited, a company organized and existing under the laws of BVI, having its registered office at OMC Chambers, P.O. Box 3152, Road Town, Tortola, British Virgin Islands (“Seller”); (ii) Champion Limited, a company organized and in existence under the laws of Cayman Islands and having its registered office at PO Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, (“Buyer”); and (iii) GigaMedia Limited, a company organized and existing under the laws of Singapore, having its principal office at 8th Floor, 207 Tiding Boulevard, Section 2, Taipei, Taiwan, R.O.C. (“Guarantor”);
Seller and Buyer shall hereinafter be referred to, individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, Seller owns the shares of common stock, representing 100% of the total issued and outstanding shares of Hoshin Multimedia Center Inc., a company incorporated under the laws of BVI and having its registered office at OMC Chambers, P.O. Box 3152, Road Town, Tortola, British Virgin Islands (the “Company”);
WHEREAS, the Company has entered into an agreement with Hoshin GigaMedia Center Inc. (“HGC”) to assume all rights and obligations of the Broadband Service Contract (the “Broadband Service Contract”) set forth in Exhibit A attached hereto, and such assignment and assumption is subject to the consent from the other party to such Contract before the Closing of the Agreement; and
WHEREAS, Buyer wishes to acquire the total issued and outstanding shares of the Company from Seller, and Seller wishes to sell such shares to the Buyer, subject to the terms and conditions set forth in this Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree the following terms and conditions:
ARTICLE I
TERMS AND DEFINITIONS
Section 1.1 Certain Defined Terms
For purposes of this Agreement, the capitalized terms stated herein shall have the meanings set forth in Exhibit 1.1 attached hereto.

Section 1.2 General Interpretation
(a) Reference made in this Agreement to a Section, Article or Exhibit shall be reference to a Section, Article or Exhibit of this Agreement unless otherwise stated. The table of contents and headings contained in this Agreement and all Exhibits are solely for convenience in referencing and shall not affect in any manner the meaning or interpretation of this Agreement. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require.
(b) Any and all capitalized terms used in any Exhibit but not otherwise defined therein shall have the meanings set forth in this Agreement. All Exhibits attached hereto or referred to herein are incorporated into and made a part of this Agreement as if set forth herein.
(c) The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation”, unless otherwise specified.
(d) All references to “NT$” in this Agreement refer to New Taiwan Dollars and references to “US$” in this Agreement refer to United States Dollars.
ARTICLE II
PURCHASE AND SALE
Section 2.1 Purchase and Sale of the Shares
(a) On the terms and subject to the conditions stated herein, at the Closing, Seller agrees to sell, assign, transfer, convey and deliver to Buyer shares of common stock of the Company (the “Shares”), representing total issued and outstanding shares in the Company, free and clear of any Encumbrances, and Buyer hereby agrees to purchase and accept from Seller such Shares.
Section 2.2 Purchase Price
(a) Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties and covenants of Seller contained herein, Buyer shall pay Seller for the Shares an aggregate purchase price of US$7,000,000 (the “Purchase Price”).
(b) The stamp duty, security transactions, registration, and such other taxes incurred in connection with the transfer of Shares pursuant to Section 2.1 of this Agreement shall be paid by Seller when due, and the Parties shall cooperate with each other to file all necessary returns with respect to all such taxes.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF SELLER
Section 3.1 Representations and Warranties

(a) Seller hereby represents and warrants to Buyer that the matters contained in Exhibit 3.1(b) attached hereto.
Section 3.2 Limitation of Disclosed Materials
(a) Any and all information contained or referred to in the disclosure schedules attached hereto as Exhibit 3.1(a) (the “Disclosure Schedules”) shall be treated as disclosure by Seller in respect of each and every obligation of Seller under this Agreement, including but not limited to the representations and warranties of Seller stipulated in Section 3.1 hereof. For the avoidance of doubt, any and all information contained or referred to in the Disclosure Schedules shall be treated as a disclosure by Seller in respect of each and every representation and warranty and not in respect of any particular representation or warranty.
(b) The headings and numbering stated in the Disclosure Schedules shall not affect the interpretation thereof.
(c) The disclosure of any of the Disclosed Schedules shall not imply the existence of any representation, warranty or undertaking not expressly stated in the Agreement, nor be taken as an expansion of the scope of the representations and warranties of Seller as set forth in Exhibit 3.1(b) attached hereto.
Section 3.3 Exclusivity of Representations and Warranties
Neither Seller, nor any of its respective Affiliates or Representatives has made any representation or warranty of any kind or nature whatsoever, oral or written, express or implied (including, but not limited to, any relating to financial condition, operating results, assets or liabilities of the Company), except as expressly set forth in this Article III and Exhibit 3.1(b), and Seller hereby disclaims any such other representation or warranty.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF BUYER
Section 4.1 Buyer’s Representations and Warranties
Buyer hereby represents and warrants to Seller those matters set forth in Exhibit 4.1 attached hereto.
ARTICLE V
COVENANTS
Section 5.1 Business Operation Prior to the Closing
Between the date of execution hereof and the Closing Date, unless (i) otherwise stated in this Agreement; (ii) otherwise stated in Exhibit 5.1 attached hereto; or (iii) Buyer shall otherwise agree in writing, Seller covenants and agrees that the Company shall not engage in any business, including but not limited to:
(a) amend or otherwise change its organizational documents;
(b) issue, deliver, or sell, or authorize, or propose, or agree or commit to the issuance, delivery, or sale of any shares of the Company, or any options, warrants, convertible securities, commitments, agreements, understandings, restrictions, arrangements or other rights of any kind to acquire any such shares;

(c) declare, set aside, make or pay any dividend, payable in cash, shares, property or otherwise with respect to any of its capital shares;
(d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its shares or make any other change with respect to its capital structure;
(e) acquire or agree to acquire by merging or consolidating with, or by purchasing, any corporation, partnership, other business organization, division or any assets other than in the ordinary course of business;
(f) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation or recapitalization of the Company;
(g) incur any indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligations, conditional sale, guarantee, issue any debt securities or otherwise;
(h) enter into any Contract;
(i) authorize, or make any commitment with respect to, any single capital expenditure;
(j) make or commit to make any payment; or
(k) make any material change in any method of accounting or accounting practice or policy, except as required by GAAP.
Section 5.2 Reasonable Efforts
Seller and the Company will use its commercially reasonable efforts to effectuate the transactions contemplated hereby, to fulfill and cause to be fulfilled the conditions to closing under this Agreement and assist in the satisfactory and smooth completion of the transfer.
Section 5.3 Notification of Certain Matters
(a) If prior to the Closing, either Party shall have reason to believe that any breach of a representation or warranty of the other Party has occurred, the Party which does not breach the representation or warranty shall promptly notify the other Party, in reasonable detail.

(b) Until the Closing, the Party shall promptly notify the other Party in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Exhibit 6.1 attached hereto becoming incapable of being satisfied.
Section 5.4 Access to Information
From the date of execution hereof until the Closing Date, upon reasonable notice, Seller shall cause the Company to afford Buyer and its Representatives reasonable access to the Representatives, properties, offices and other facilities, books and records of the Company and shall cause the Company to furnish Buyer with such financial, operating and other data and information as Buyer may reasonably request; provided, however, that any such access or furnishing of information shall be conducted at Buyer’s expense, during normal business hours, under the supervision of the Seller’s personnel and in such manner as not unreasonably to interfere with the normal operations of the Company. Notwithstanding anything to the contrary in this Agreement, the Company or Seller shall not be required to disclose any information to Buyer or its Representatives if such disclosure would violate any applicable Law, while any such withholding of information shall not relieve Seller and the Company from the provision of accurate representations and warranties.
Section 5.5 Performance of the Contract
Seller shall procure the Company to engage HGC to continue the performance of the Broadband Service Contract set forth in Exhibit A in the ordinary course of business consistent with past practice in all material respects between the effective date of the assignment and assumption of the Broadband Service Contract the Closing Date, and Buyer shall procure the other party to such contract to cooperate with the Company and/or HGC in the performance of such contract through the Closing Date.
Section 5.6 Resignations
Seller shall deliver at the Closing the written resignations issued by all of the directors and supervisors of the Company, effective as of the Closing Date.
Section 5.7 Filings; Further Assurances
Each Party shall promptly notify the other Party of any communication that it or any of its Affiliates or Representatives receives from any Governmental Authority relating to the subject matters of this Agreement and permits the other Party to review in advance any proposed communication by such Party to any Governmental Authority. No Party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate at such meeting.

Section 5.8 Public Announcement
During the period from the date of execution hereof and the Closing Date, Buyer and Seller shall consult with each other before issuing any press release or making any other public statement with respect to this Agreement or the transactions contemplated hereunder, and neither Buyer nor Seller shall issue any press release or make any public statement prior to obtaining the written approval of Seller or Buyer, as the case may be, which approval shall not be unreasonably withheld, provided, however, the foregoing shall not limit the ability of a party to make announcements and filings required by applicable Laws. Buyer and Seller shall cooperate with each other in releasing, to the extent required, information concerning this Agreement and the transactions contemplated herein. Where practicable each of the parties shall furnish to the other drafts of all releases and filings prior to publication or filing and shall duly take into account suggestions of the other party. Nothing contained herein shall prevent either party at any time from furnishing any information to any Governmental Authority or from issuing any release when it believes it is legally required to do so, provided such party gives the other party prompt notice of such order and complies with any protective order (or equivalent) imposed on such disclosure.
Section 5.9 Non-Competition.
For the duration of five (5) years after the Closing, except as otherwise set forth in Exhibit 5.9 hereto, Seller shall not and shall cause each GigaMedia Group Member not to, directly or indirectly, invest, own, engage or participate in any manner in any business or any company, joint venture, partnership, or other entity that is engaged in the Relevant Business in Taiwan.
In Sections 5.9, “Relevant Business” means the operation of commercial and consumer Internet access and cable modem business in Taiwan, the Republic of China. For avoidance of any doubt, the on-line game business currently operated by Seller and its Affiliates and any ancillary services relating to on-line game business shall be excluded from the Relevant Business; provided that Seller shall not, without Buyer’s prior written consent, provide any ancillary service which could be in direct or indirect competition with the Relevant Business in any material respect.
Section 5.10 Confidentiality.
(a) The parties acknowledge that they and their respective employees, nominees, advisors, agents or other Representatives will have access to and will be entrusted with detailed confidential information and trade secrets (“Confidential Information”) relating to the present and contemplated operations of the other party, the disclosure of any of which Confidential Information to competitors of the other party or to the general public would be highly detrimental to the best interests of such party. The parties acknowledge and agree that the right to maintain the confidentiality of such Confidential Information and the right to preserve the goodwill of the parties constitute proprietary rights which either party is entitled to protect.

(b) Neither party shall at any time disclose any Confidential Information to any person nor use the same for any purpose other than the purposes of this Agreement, nor disclose or use for any purpose other than this Agreement the private affairs of the other party or any other non-public information relating to the business and affairs of the other party; provided, however, that any party may disclose any information which (i) a party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other party, (ii) is generally known to the public and did not become so known through any violation of law, (iii) became known to the public through no fault of such party, (iv) is later lawfully acquired by such party without confidentiality restrictions from other sources, (v) is required to be disclosed by order of court or Government Authority with subpoena powers (provided, that such party shall have provided the other party with prior notice of such order and an opportunity to object or take other available action) or (vi) is disclosed to an Affiliate which agrees to be bound by the terms of this Section 5.10. Notwithstanding anything in this Section to the contrary, upon and after Closing, the above provisions shall not apply to Buyer regarding Confidential Information of the Company.
Section 5.11 Additional Agreements.
In case within 6 months after the Closing Date any further action is reasonably necessary or desirable to carry out the purposes of this Agreement or to vest the Company with full title to all properties, assets, rights, approvals, and immunities, the proper officers and directors of each party to this Agreement shall take all such necessary action.
Section 5.12 Guarantee by Guarantor
(a) The Guarantor hereby irrevocably guarantees for a period of twelve (12) months after the Closing Date (i) the due and punctual payment in full when due of any and all sums, whether fees, expenses, indemnities or other amounts payable by Seller, pursuant to or arising under, out of or in connection with this Agreement, and (ii) the prompt and complete performance by Seller of all other terms and provisions of this Agreement (the obligations to pay all such sums and perform all such terms and provisions are hereafter collectively referred to as the “Guaranteed Obligations”). A notice to Guarantor for Seller’s failure in performance of the Guaranteed Obligations shall be deemed sufficient that the Guarantor must perform the Guaranteed Obligations.  Except for such notice, the Guarantor waives all other rights to other notice, presentment, demand and protest and any right to require Buyer to proceed against Seller or to pursue or exhaust any remedy in respect of the Guaranteed Obligations against Seller or any other person or entity.
(b) The Guarantor hereby represents and warrants that the execution and delivery by Guarantor of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Guarantor.

ARTICLE VI
CLOSING
Section 6.1 Closing
The completion of the transaction contemplated in this Agreement (the “Closing”) shall take place at the office of Lee and Li, Attorneys-at-Law, 9th Floor, No. 201, Tun Hua N. Road, Taipei 105, Taiwan, ROC, at 10:00 A.M., Taiwan time on [September 3, 2008] subject to the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the Parties set forth in Exhibit 6.1 attached hereto (other than such conditions as may, by their terms, only be satisfied at the Closing), or at such other place or at such other time or on such other date as the Parties may mutually agree. The day on which the Closing takes place is referred to as the “Closing Date”.
Section 6.2 Closing Deliverables
(a) At the Closing, Buyer shall (i) pay the Purchase Price by wire transfer of immediately available funds in United States Dollars to Seller’s designated account, and (ii) deliver or cause to be delivered to Seller a copy of consent from New Vision Wave Cable TV Co. Ltd. for the assignment of Broadband Service Agreement from Hoshin GigaMedia Center Inc. to Seller.
(b) At the Closing, Seller shall deliver or cause to be delivered to Buyer share certificates representing the Shares owned by Seller, duly endorsed by Seller and such other closing deliverables as listed in Exhibit 6.2(b) attached hereto.
ARTICLE VII
TERMINATION
Section 7.1 Termination
This Agreement shall be deemed terminated if the HGC Agreement or the KBT Agreement is terminated in accordance with their respective terms. In addition, this Agreement may be terminated at any time prior to the Closing in any of the following circumstances:
(a) by mutual written consent of Seller and Buyer;
(b) by Seller, if Buyer breaches or fails to perform in any respect any of its obligations, representations, warranties or covenants contained in this Agreement entered into prior to the Closing, and such breach or failure to perform cannot be or has not been cured within fifteen (15) days following delivery of written notice of such breach or failure to perform; and has not been waived by Seller in writing;
(c) by Buyer, if Seller breaches or fails to perform in any respect any of its obligations, representations, warranties or covenants contained in this Agreement entered into prior to the Closing, and such breach or failure to perform cannot be or has not been cured within fifteen (15) days following delivery of written notice of such breach or failure to perform; and has not been waived by Buyer in writing;

(d) (i) by Seller, if any of the conditions set forth in Parts A and B of the Exhibit 6.1 attached hereto shall have become incapable of fulfillment prior to December 31, 2008 (the “Termination Date”); or (ii) by Buyer, if any of the conditions set forth in Parts A and C of the Exhibit 6.1 attached hereto shall have become incapable of fulfillment prior to the Termination Date; provided, that the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available if the failure of the Party claiming termination hereof or requesting to fulfill any obligation under this Agreement shall have been the cause of the failure of such condition to be satisfied on or prior to such date; or
(e) by either (i) Seller, in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that Seller shall have complied with Section 5.7 hereof, or (ii) Buyer, in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that Buyer shall have complied with Section 5.7 hereof.
The Party seeking to terminate this Agreement pursuant to this Section 7.1 (other than Section 7.1(a)) shall give prompt written notice of such termination to the other Party.
Section 7.2 Effect of Termination
In the event of termination of this Agreement as provided in Section 7.1 hereof, this Agreement shall forthwith cease to be in effect and there shall be no obligation or liability on the part of any Party arising thereafter except (a) Sections 5.8, 5.10, 8.2, 8.3, 8.4, 9.1, 9.4, 9.7, 9.8 and this Section 7.2, all of which provisions shall survive termination indefinitely and (b) that no termination of this Agreement shall relieve any Party from liability for any breach prior to the date this Agreement is terminated of this Agreement as they may be amended, modified or supplemented after the date of execution hereof.
ARTICLE VIII
INDEMNIFICATION
Section 8.1 Survival of Representations, Warranties and Covenants
The representations and warranties of Seller and Buyer contained in this Agreement shall survive the Closing for a period of 12 months after the Closing Date (the “Survival Period”), except for otherwise provided in this Agreement. The covenants and agreements of Seller and Buyer contained in this Agreement shall not survive the Closing, except for those covenants and agreements that by their terms contemplate performance in whole or in part after the Closing, which shall remain in full force and effect for the time period specified therein, if any, or if no such time period is specified, indefinitely.

Section 8.2 Indemnification by Seller
Seller shall save, defend, indemnify and hold harmless Buyer and its Affiliates, officers, directors, employees, agents, successors and assigns (collectively, the “Buyer Indemnified Parties”) from and against any and all losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs and expenses (including reasonable attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (hereinafter collectively, “Losses”) to the extent resulting from:
(a) any breach of any representation or warranty made by Seller contained in this Agreement; and
(b) any breach of any covenant or agreement by Seller contained in this Agreement.
Section 8.3 Indemnification by Buyer
Buyer shall save, defend, indemnify and hold harmless Seller and its Affiliates, officers, directors, and employees (collectively, the “Seller Indemnified Parties”) from and against any and all Losses to the extent arising out of or resulting from:
(a) any breach of any representation or warranty made by Buyer contained in this Agreement; and
(b) any breach of any covenant or agreement by Buyer contained in this Agreement.
The maximum amount of the indemnifiable Losses that may be recovered from Buyer by Seller Indemnified Parties under this Section 8.3 shall be equivalent to 15% of the Purchase Price.
Section 8.4 Manner of and Limitation on Indemnification by Seller
Notwithstanding anything to the contrary contained in this Agreement:
The indemnified party shall have no right to recover for Losses until such time as the cumulative amount of such Losses exceed NT$5,000,000 (the “Basket Amount”), provided that at such time as the amount to which such indemnified party is entitled to be indemnified exceeds NT$5,000,000, such indemnified party shall be entitled to be indemnified for all such Losses (i.e. including the initial NT$5,000,000).
Section 8.5 General Limits on Indemnification
(a) In the event Buyer proceeds with the Closing notwithstanding actual knowledge by Buyer or any Affiliate of Buyer at or prior to the Closing of any breach by Seller of any representation, warranty or covenant in this Agreement, no Buyer Indemnified Party shall have any claim or recourse against Seller or any of its Affiliates or Representatives with respect to such breach, under this Article VIII or otherwise.

(b) No indemnification claim may be asserted against any Party unless written notice of such claim is received by such Party, describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim on or prior to the end of the Survival Period, in which case the applicable representation, warranty, covenant or agreement shall survive as to such claim until such claim has been finally resolved.
(c) For all purposes of this Article VIII, “Losses” shall be net of (i) any insurance or other recoveries payable to and received by the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification and (ii) any Tax benefit realized by such Indemnified Party or its Affiliates arising in connection with the accrual, incurrence or payment of any such Losses (including, without limitation, the net present value of any Tax benefit arising in subsequent taxable years).
(d) No Party hereto shall have any liability under any provision of this Agreement for any punitive, incidental, consequential, special or indirect damages, including business interruption, loss of future revenue, profits or income, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement.
Section 8.6 Exclusivity
(a) Except as specifically set forth in this Agreement, effective as of the Closing, Buyer, on behalf of itself and the other Buyer Indemnified Parties, waives any rights and claims any Buyer Indemnified Party may have against Seller, whether in law or equity, relating to the Company and/or the transactions contemplated by this Agreement. After the Closing, subject to the foregoing, this Article VIII will provide the exclusive remedy against Seller for any breach of any representation, warranty, covenant or other claim arising out of or relating to this Agreement and/or the transactions contemplated hereby.
(b) Except as specifically set forth in this Agreement, effective as of the Closing, Seller, on behalf of itself and the other Seller Indemnified Parties, waives any rights, claims, liens, demands, causes of action, obligations, damages and liabilities, known or unknown, anticipated or unanticipated, contingent or non-contingent, any Seller Indemnified Party has had in the past or may have against Buyer Indemnified Parties, whether in law or equity, through the date of execution of this Agreement and the Closing, including, without limitation, those arising from or with respect to any transactions with Buyer Indemnified Parties prior to the Closing.
ARTICLE IX
GENERAL PROVISIONS
Section 9.1 Fees and Expenses
Except as otherwise provided herein, all fees and expenses incurred in connection with or arising from this Agreement and the transaction contemplated hereunder and thereunder shall be borne by the Party incurring such fees or expenses, whether or not such transaction is consummated. In the event of termination of this Agreement, the obligation of each Party to pay its own fess and expenses shall be subject to any and all rights of such Party arising from a breach of this Agreement by the other Party.

Section 9.2 Amendment and Modification
This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by Seller and Buyer, and otherwise as expressly set forth herein.
Section 9.3 Waiver
No failure or delay of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of Seller to any such waiver shall be valid only if set forth in a written instrument executed and delivered by Seller. Any agreement on the part of Buyer to any such waiver shall be valid only if set forth in a written instrument executed and delivered by Buyer.
Section 9.4 Notices
All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:
(a)	if to Seller:

GigaMedia International Holdings Limited OMC Chambers, P.O. Box 3152, Road Town, Tortola, British Virgin Islands Attention: General Counsel Facsimile: 886-2-2656-8073

with a copy (which shall not constitute notice) to:

GigaMedia International Holdings Limited OMC Chambers, P.O. Box 3152, Road Town, Tortola, British Virgin Islands Attention: Executive Operating Officer Facsimile: 886-2-2656-8090

(b)	if to Buyer:

Champion Limited Unit 3904, K. Wah Center, 1010 Huai Hai Middle Road, Shanghai 200031, China Attention: Brendan Tu Facsimile: 86-21-5404-8996

with a copy (which shall not constitute notice) to:

China Network Systems Co., Ltd. 3F, 399, Recom Rd., Neihu District, Taipei City, Taiwan Attention: Chief Legal Officer Facsimile: 886-2-8751-8976

(c)	if to Guarantor:

GigaMedia Limited 8th Floor, 207 Tiding Boulevard, Section 2, Taipei, Taiwan, R.O.C. Attention: General Counsel Facsimile: 886-2-2656-8073
Section 9.5 Entire Agreement
This Agreement (including the Exhibits attached hereto) constitutes the entire agreement, and supersedes all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the Parties with respect to the subject matter of this Agreement. This Agreement shall not be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any Party with respect to the transactions contemplated hereby or thereby other than those expressly set forth herein or therein or in any document required to be delivered hereunder or thereunder, and none shall be deemed to exist or be inferred with respect to the subject matter hereof. Notwithstanding any oral agreement of the Parties or their Representatives to the contrary, no Party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the Parties.
Section 9.6 No Third-Party Beneficiaries
Unless otherwise provided herein, nothing in this Agreement is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.
Section 9.7 Governing Law
This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of Republic of China, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles.

Section 9.8 Dispute Resolution
(a) The Parties shall seek to solve through negotiations any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity hereof. If the Parties fail to solve such dispute, controversy or claim by a written agreement within thirty days after one of the Parties has requested such negotiations by notice to the other Party, such dispute, controversy or claim shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and finally settled by arbitration in accordance with the UNCITRAL Arbitration Rules (“Arbitration Rules”) in force at the date of this Agreement, as modified by the rest of this Section 9.8. The place of arbitration shall be Taipei. There shall be three arbitrators. The appointing authority shall be Hong Kong International Arbitration Centre and the arbitration shall be administered in accordance with the HKIAC Procedures for the Administration of International Arbitration (“HKIAC Procedures”) in force at the date of this Agreement including such amendments to the Arbitration Rules as are contained in the HKIAC Procedures. The language of the arbitration shall be English. The awards rendered by the arbitrator shall be final and binding on the Parties. The Parties agree to be bound by any awards made by the arbitrator(s) and execute the awards accordingly.
(b) Each Party and the Guarantor shall cooperate with each other in making full disclosure of and providing complete access to all information and documents requested by any other Party in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on the disclosing Party. The cost of the arbitration (including the reasonable and properly incurred fees and expenses of the lawyers appointed by each party to the arbitration) shall be borne by the Party or Parties against whom the arbitration award is made or otherwise in accordance with the ruling of the arbitration tribunal..
Section 9.9 Assignment; Successors
Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any Party without the prior written consent of the other Party, and any such assignment without such prior written consent shall be null and void.
Section 9.10 Severability
Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 9.11 Counterparts
This Agreement may be executed in three counterparts, both of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by the parties and delivered to the other parties. This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.
Section 9.12 No Presumption Against Drafting Party
Buyer and Seller acknowledge that each Party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting Party has no application and is expressly waived.
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IN WITNESS WHEREOF, Seller, Buyer and Guarantor have caused this Agreement to be executed as of the date first written above.

GigaMedia International Holdings Limited
By:
Name:
Title:

Champion Limited
By:
Name:
Title:

GigaMedia Limited
By:
Name:
Title: